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                                                                   Exhibit 10.46

                                    AGREEMENT

This Agreement ("the Agreement") is made on 25 April 2004 in the city of Tbilisi by and between:

NINOTSMINDA OIL COMPANY LIMITED ("NOC"), with its legal address at 22 Stasicratous, Olga Court, P.O.Box 48, Nicosia, Cyprus, represented by its authorized representative Mr. Zaza Gorgadze, on one party, and

SVETI LIMITED ("SVETI"), with its legal address at 21/22 Kekelidze St., Tbilisi, Georgia, represented by its director Mr. Zaal Samkharadze, on the other party, and

PRIMROSE FINANCIAL GROUP ("PRIMROSE"), with its legal address at Omar Hodge Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands, represented by its director Mr. Abraham Nanikashvili, on the third party.

WHEREAS:

o on 01 April 2004 NOC and SVETI have entered into an Agreement #005.004 on Sale of Crude Oil (hereinafter "the Crude Oil Sale Agreement") for the sale of crude oil to SVETI under the terms and conditions thereof; and

o under Article 8 of the Crude Oil Sale Agreement SVETI has made a deposit payment of USD 2,300,000 (two million and three hundred thousand) as a guarantee for purchasing crude oil and payment of the price for crude oil; and

o SVETI and NOC intend to terminate the Crude Oil Sale Agreement, while PRIMROSE and NOC intend to conclude a new agreement on sale of crude oil to PRIMROSE under the same terms and conditions as are envisaged by the Crude Oil Sale Agreement,

NOW THEREFORE:

In consideration of the mutual consents and covenants set forth in this Agreement the parties hereby agree as follows:

1. By 31 May, 2004 PRIMROSE and NOC will prepare and sign a new agreement on sale of crude oil. Such agreement will be based on and shall include the same terms and conditions as the Crude Oil Sale Agreement.

2. By the mutual agreement of SVETI and NOC the Crude Oil Sale Agreement shall be terminated as from the effective date of the new agreement between PRIMROSE and NOC to be concluded in accordance with Section 1 above. Such termination of the Crude Oil Sale Agreement is subject to the terms and conditions of this Agreement.

3. Subject to Section 4 below, as from the moment of termination of the Crude Oil Sale Agreement, SVETI shall fully and unconditionally release NOC from any claims, pretension, demand or liabilities of any nature with regard to the sale / purchase of the


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     crude oil and/or termination of the Crude Oil Sale Agreement and/or any other matters directly or indirectly related thereto (including but not limited to deposit payment in accordance with Article 8 of the Crude Oil Sale Agreement which is to be credited to PRIMROSE under the Section 4 below).

4. From the effective date of the new agreement between PRIMROSE and NOC (concluded in accordance with Section 1 above), the deposit payment already made by SVETI in the amount of USD 2,300,000 (two million and three hundred thousand), shall be deemed to be deposit payment made by PRIMROSE in favour of NOC in accordance with such new agreement between PRIMROSE and NOC.

5. This Agreement shall be effective from the moment of its signing by all the parties.


IN WITNESS whereof the parties have caused this Agreement to be executed in four
(4) counterparts, two (2) each in the Georgian and English languages of which English versions shall have prevailing legal force.

Signed for NOC by:          Signed for SVETI by:       Signed for PRIMROSE by:



/s/ Z.Gorgadze              /s/ Z.Samkharadze          /s/ A.Nanikashvili
----------------------      -------------------        --------------------
Name: Z.Gorgadze            Name: Z.Samkharadze        Name: A.Nanikashvili
Title: Rep in Georgia       Title: Director            Title: Director
Date:                       Date:                      Date:


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